Exhibit 23.1

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of Unitrin, Inc.

We have audited the consolidated financial statements of Unitrin, Inc. and subsidiaries as of December 31, 2003 and 2002, and for the years then ended, and have issued our report thereon dated January 28, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph as to the changes in Unitrin’s method of accounting for stock-based compensation in 2003 and method of accounting for goodwill in 2002); such consolidated financial statements and report are included in the 2003 Annual Report to Shareholders of Unitrin, Inc. and are incorporated herein by reference. Our audits also included the financial statement schedules of Unitrin, Inc. and subsidiaries, listed in Item 15, as of and for the years ended December 31, 2003 and 2002. These financial statement schedules are the responsibility of Unitrin’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein. The financial statement schedules for the year ended December 31, 2001 were audited by other independent accountants. Those independent accountants expressed an opinion, in their report dated January 31, 2002, that such 2001 financial statement schedules, when considered in relation to the 2001 basic consolidated financial statements taken as a whole, presented fairly, in all material respects, the information set forth therein.

Deloitte & Touche LLP

Chicago, Illinois

January 28, 2004